Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO
(Form Type)

Hancock Park Corporate Income, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Value		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$667,661	(1)	0.00927%	$61.89	(2)
Fees Previously Paid
Total Transaction Valuation	$667,661	(1)
Total Fees Due for Filing				$61.89
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$61.89
(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 52,161 shares of common stock, par value $0.001 per share, of Hancock Park Corporate Income, Inc. at a price equal to $12.80 per share, which represents the Company’s net asset value as of March 31, 2022.
(2) The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022, equals 0.009270% of the value of the transaction.